Exhibit 99.1

LEAPFROG PROVIDES PRELIMINARY UNAUDITED FISCAL THIRD QUARTER RESULTS

EMERYVILLE, Calif.—January 22, 2015—LeapFrog Enterprises, Inc. (NYSE:LF) today provided preliminary unaudited fiscal third quarter results for the three-month period ended December 31, 2014. The company’s fiscal year covers the twelve-month period ending March 31, 2015.

“We are very disappointed that our performance in the third quarter was significantly below our expectations and that we will not achieve our fiscal year guidance,” said John Barbour, Chief Executive Officer.

“The sales shortfall was mainly due to the following factors:

•	In our major territories, holiday sales of children’s tablets across the toy and electronics segments declined more than expected. This fall in consumer demand resulted in lower than planned LeapPad shipments in the quarter.

•	Due to development issues, we shipped and promoted our new LeapTV educational video game system later than planned. This delay along with communication challenges and inconsistent execution at retail resulted in us significantly missing our sales expectations on this innovative new platform.

•	The lower consumer sales of LeapPad and LeapTV hardware resulted in less demand for cartridges, accessories and digital content.

•	Our LeapReader learn-to-read system sales were also lower than expected over the quarter, partly due to the significant drop in the retail prices of children’s tablets.

•	In addition to the primary drivers above, retail in-stocks of our new tablets were hampered by tighter inventory management and open-to-buy challenges across a number of our retailer partners and the West Coast port slowdown in the US.

“Despite these sales declines, the children’s tablet business remains a sizeable business around the world, and we believe based on market data that LeapPad tablets continued to be the #1 selling kids’ tablets in the US based on units. In addition, our LeapPad tablets were also the overall #1 selling toy in the UK for the year according to NPD.1 LeapTV has also won a wide variety of independent awards and has been getting good online consumer reviews.

“In light of our significant sales decline and losses, we are thoroughly reviewing our product strategies, operations and cost structure in order to improve our financial performance. For the last 20 years, LeapFrog has gained substantial expertise in developing educational entertainment products for children. We have a strong brand that parents trust and a rich history of innovation and education. We are confident we can leverage these core assets to continue to deliver exceptional educational products and to return the company to growth.”

1Source: Based on The NPD Group/Retail Tracking service; UK; GBP; Annual 2014.

LeapFrog Enterprises, Inc.

“Our results for the third quarter will be significantly impacted by the non-cash write-down of goodwill and deferred tax assets of approximately $107 million,” said Ray Arthur, Chief Financial Officer.

“We expect our net sales to decline in the fourth quarter,” continued Mr. Arthur. “However, we cannot provide a sales estimate at this time as we continue to evaluate our retail inventory levels coming out of the holidays. We are, therefore, withdrawing our prior guidance for the current fiscal year ending March 31, 2015. We expect to provide guidance for the new fiscal year ending March 31, 2016, when we report our financial results for the fourth quarter ending March 31, 2015.”

For our fiscal third quarter ended December 31, 2014, our preliminary unaudited results are:

•	Net sales will be approximately $145 million compared with prior guidance of $220 million to $240 million.
•	Net loss will be approximately $124 million, which includes non-cash charges of approximately $20 million for goodwill impairment and approximately $87 million for deferred tax asset valuation allowance.

•	Net loss per basic and diluted share will be approximately $1.77, which includes approximately $0.28 per share related to goodwill impairment and approximately $1.24 per share related to deferred tax asset valuation allowance. This compares to prior guidance of net income per diluted share to be in the range of $0.16 to $0.28, assuming an effective 37.5% tax rate.

•	Cash and cash equivalents will be approximately $94 million, accounts receivables will be approximately $101 million and inventories will be approximately $78 million. The company had no short-term or long-term debt outstanding as of December 31, 2014.

LeapFrog will report its fiscal third quarter financial results in more detail on Thursday, February 5, 2015. See the company’s separate press release for conference call and webcast information.

About LeapFrog

LeapFrog Enterprises, Inc. is the leader in educational entertainment for children. For 20 years, LeapFrog has created award-winning learning solutions that combine educational expertise, innovative technology and a child’s love for fun. With experiences that are personalized to each child’s level, LeapFrog helps children achieve their potential through LeapFrog’s proprietary learning tablets, learn to read and write systems, interactive learning toys and more, all designed or approved by LeapFrog’s full-time in-house team of learning experts. LeapFrog’s Learning Path, the ultimate guide for parents on early childhood, is designed specifically to help support and guide their child's learning with personalized ideas and feedback, fun activities and expert advice. LeapFrog is based in Emeryville, California, and was founded in 1995 by a father who revolutionized technology-based learning solutions to help his child learn how to read. Learn more at www.leapfrog.com.

TM & © 2015 LeapFrog Enterprises, Inc. All rights reserved.

LeapFrog Enterprises, Inc.

Forward-Looking Statements

This news release contains forward-looking statements that involve risks and uncertainties, including statements regarding anticipated financial results, the strength of our brand, the trust parents have in our brand, our ability to leverage our core assets to continue to deliver exceptional educational products and to return the company to growth and our providing future earnings guidance. Our actual results may differ materially from those expressed or implied by such forward-looking statements. The risks that could cause our results to differ include, without limitation, our ability to correctly predict highly changeable consumer preferences and product trends, our ability to continue to develop new products and services, our ability to compete effectively with competitors, deterioration of global economic conditions, our reliance on a small group of retailers for the majority of our gross sales, the effectiveness of our marketing and advertising efforts, the seasonality of our business, system failures in our online services or web store, our dependence on our suppliers for our components and raw materials, our reliance on a limited number of manufacturers, our ability to maintain sufficient inventory levels, our ability to maintain or acquire licenses, our ability to protect or enforce our intellectual property rights, defects in our products, the risks associated with international operations, costs or changes associated with compliance with laws and regulations, negative political developments, changes in trade relations, armed hostilities, terrorism, labor strikes, natural disasters or public health issues, our dependence on our officers and other employees, the sufficiency of our liquidity, impacts from acquisitions, mergers or dispositions, continued ownership by a few stockholders of a significant percentage of the voting power in the company, and the volatility of our stock price. These risks and others are discussed under “Risk Factors” in our filings with the U.S. Securities and Exchange Commission, including our 2013 annual report on Form 10-K filed on March 14, 2014. All information provided in this release is as of the date hereof, and we undertake no obligation to update this information.

Contact Information

Investors:	Media:

Karen Sansot	Monica Ma
Investor Relations	Media Relations
(510) 420-4803	(510) 596-3437
ksansot@leapfrog.com	mma@leapfrog.com